Exhibit 10.21

                                LICENSE AGREEMENT


                  THIS LICENSE AGREEMENT is made as of this 21st day of November, 2000("Effective Date")by and between the University of Delaware, a nonprofit educational institution organized and existing under the laws of the State of Delaware ("Delaware"), Thomas Jefferson University ("TJU"), a nonprofit educational institution organized and existing under the laws of the State of Pennsylvania, (collectively "Institutions") and NAPRO BIOTHERAPEUTICS, INC., a corporation organized and existing under the laws of the State of Delaware ("Licensee, or NaPro").

                                 R E C I T A L S

         A. WHEREAS, the Institutions are the owners of certain patent applications and other technology relating to gene repair that has heretofore resulted from research performed by Dr. Eric Kmiec and others; and

         B. WHEREAS, Licensee wishes to acquire certain rights and licenses with respect to such patent applications and technology from said Institutions in accordance with the terms and conditions hereinafter set forth,

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 Unless otherwise provided in this Agreement, the following terms when used with initial capital letters shall have the meanings set forth below:

                  "Affiliate" means, when used with reference to Licensee, any Person directly or indirectly controlling, controlled by or under common control with Licensee. For purposes of this definition, "control" means the ownership of at least 50% of the equity of a Person, or the right to control the management decisions of such Person.

                  "Bankruptcy Event" means the person in question becomes insolvent, or voluntary or involuntary proceedings by or against such person are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such person, or proceedings are instituted by or against such person for corporate reorganization or the dissolution of such person, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such person makes an assignment for the benefit of creditors, or substantially all of the assets of such person are seized or attached and not released within sixty (60) days thereafter.


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                  "Calendar Quarter" means each three-month period, or any
portion thereof, beginning on January 1, April 1, July 1 and October 1.

                  "Confidential Information" means (i) the Technical Information, (ii) any other information or material in tangible form that is marked as confidential or proprietary by the furnishing party at the time it is delivered to the receiving party, and (iii) information that is furnished orally if the furnishing party identifies such information as confidential or proprietary when it is disclosed and promptly confirms such designation in writing after such disclosure.

                  "Effective Date" shall have the meaning set forth on page 1 of this Agreement.

                  "Federal Government Interest" means the rights of the United States Government and agencies thereof under Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. "" 200-212, and any regulations issued thereunder, as such statute or regulations may be amended from time to time hereafter.

                  "Field" means all uses, including human, plant, animal, and any other uses.

                  "Licensed Technology" [THIS PORTION HAS BEEN REDACTED]


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                  "Net Sales Price" [THIS PORTION HAS BEEN REDACTED]

                  "Patents" [THIS PORTION HAS BEEN REDACTED]

                  "Person" means an individual, partnership, corporation, joint venture, unincorporated association, or other entity, or a government or department of agency thereof.

                  "Products" means any article, the making, use, or sale of which is covered by a Valid Claim of a Patent.

                  "Project, or Research Project" [THIS PORTION HAS BEEN
REDACTED]

                  "Technical Information" means and includes all technical information, trade secrets, developments, discoveries, know-how, methods, techniques, formulae, processes and other information relating to the Licensed Technology that the Institutions own or control on the date hereof or owns or controls in the future, including by way of illustration and not limitation, designs, data, drawings, documents, models, and other similar information.

                  "Valid Claim" means a claim of an unexpired issued Patent that has not been withdrawn, canceled or disclaimed or held invalid by a court or governmental authority of competent jurisdiction in an unappealed or unappealable decision.


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                                    ARTICLE 2
                                GRANT OF LICENSE

         2.1      Grant of License.

                  (a) Subject to the terms and conditions contained in this Agreement, the Institutions hereby grant to Licensee an exclusive, worldwide, royalty-bearing right and license to use and practice the Licensed Technology in the Field. Such license shall include the exclusive right to make, have made, use, and sell Products.

         2.2 Right to Sublicense. Licensee shall have the right to sublicense to any third party, in whole or in part, its rights under this Agreement.

         2.3 Federal Government Interest. Licensee acknowledges that in accordance with the Federal Government Interest, the United States Government and certain agencies thereof retain certain rights in inventions funded in whole or in part under any contract, grant or similar agreement with a Federal agency. The license granted to Licensee under this Article 2 is expressly subject to all of such rights.

         2.4 Retained right for research use. The Institutions retain the non-assignable, non-transferrable right for employees of the Institutions to practice the Licensed Technology for academic, non-commercial research purposes, and to publish thereon if the publication is outside the scope of this agreement.


                                    ARTICLE 3
                                RESEARCH PROJECT

         3.1 Research Work Licensee has agreed to fund a certain research project (the "Project") relating to the Licensed Technology. Delaware shall use reasonable efforts to perform the research plan substantially in accordance with the Project Description set forth in Exhibit B hereof. Licensee and Delaware may at any time amend the Project by mutual written agreement. Delaware shall not permit any person to work on the Project unless such person has agreed to assign all intellectual property rights arising out of his/her work on such Project to the University of Delaware.


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         3.2 Costs and Payments Funding for the Project shall be made [THIS
PORTION HAS BEEN REDACTED]and made a part hereof. Licensee shall be obligated to fund such project for a minimum of three years, at a level of [THIS PORTION HAS BEEN REDACTED], provided that [THIS PORTION HAS BEEN REDACTED].

         3.3 Reports and Conferences Delaware, through Dr. Kmiec, shall make available to Licensee a final report including research findings according to Exhibit B within sixty (60) days of the conclusion of the Project period. Dr. Kmiec will also provide interim reports once every three (3) months from the Effective Date for the duration of the Project period. Research deliverables including the final report, interim reports, and all other data including raw data and notes shall be made available to the Licensee as requested.

         3. 4 Intellectual Property "Project Intellectual Property" shall mean individually and collectively all products and processes of inventions, improvements and discoveries, whether patentable or unpatentable, which are related to new or improved compositions, products, articles of manufacture (including kits), methods, processes, and uses pertaining to [THIS PORTION HAS BEEN REDACTED]for all uses and which are conceived or reduced to practice by persons who are involved in the Project during the Project period. All such Project Intellectual Property shall be subject to, and made part of, the rights granted to Licensee in this Agreement between the parties and shall be considered Licensed Technology. Delaware will promptly furnish Licensee a disclosure of any Project Intellectual Property conceived and/or reduced to practice during the course of the Project.

         3.5 Other Research Licensee and University acknowledge that Dr. Eric Kmiec is conducting research at the University of Delaware independent of the Project. Dr. Kmiec shall have the right to conduct such independent research, and enter into other funding arrangements with third parties relating to such other research. If Dr. Kmiec or those working under his direction or with his assistance conceive or reduce to practice any discoveries, inventions, or other intellectual property which relate to Licensed Technology (including any improvements to the Licensed Technology) during the term of the Project, then such intellectual property shall be assigned to the University of Delaware and shall be subject to, and made a part of, the rights granted to Licensee in this Agreement.



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


                                    ARTICLE 4
                          ROYALTIES AND OTHER PAYMENTS

         4.1 Restricted Stock. In consideration of the license granted hereunder, Licensee shall issue to the Institutions a total of [THIS PORTION HAS BEEN REDACTED]. Such stock issuance shall be subject to vesting pursuant to the vesting schedule set forth below. At NaPro"s option, such vesting may be accelerated so as to allow early vesting of any or all of the unvested stock. Stock certificates shall be issued to the persons [THIS PORTION HAS BEEN REDACTED] and shall be delivered to Delaware promptly following vesting. Such certificates shall contain a restrictive legend as set forth on [THIS PORTION HAS BEEN REDACTED].

Vesting Schedule:

                  Stock at execution of Agreement: 100,000 shares

                  [THIS PORTION HAS BEEN REDACTED]

         4.2 Royalties. In further consideration of the rights and licenses granted hereunder, Licensee shall pay royalties as follows: [THIS PORTION HAS BEEN REDACTED].

For the purposes of this paragraph 4.2, the term "sublicensing fees" shall mean [THIS PORTION HAS BEEN REDACTED]. Sublicensing fees shall not include [THIS PORTION HAS BEEN REDACTED].


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


         4.3 Single Royalty Obligation. No Multiple Royalties on Same Product. For any Product sold, only one royalty payment shall be due pursuant to Article 4.2, regardless of how many times such Product is re sold. If NaPro sells a Product to a third party who is not a sublicensee, then the Net Sales Price shall be calculated on NaPro's sale price of such Product, and additional royalty payments shall not be due on further sales of such Product, regardless of changes or enhancements to such Product (including formulation, packaging, etc.) following such sale by NaPro. If NaPro sells a Product to a sublicensee, or if NaPro does not itself sell a Product, but such Product is sold by a sublicensee, then the Net Sales Price shall be calculated on the sublicensee's sale price on the first sale of such Product by such sublicensee, and multiple royalty payments shall not be due on further sales of such Product, regardless of changes or enhancements to such Product (including formulation, packaging, etc.) following such sale by such sublicensee. For purposes of this paragraph 4.3, the definition of "NaPro" shall include any Affiliates of NaPro.

         4.4 Payments. Royalties, milestone payments and other amounts payable under this Agreement shall be paid within thirty (30) days following the last day of the Calendar Quarter in which the royalties and other amounts accrue except that royalties and other amounts payable hereof shall be paid within sixty (60) days following the last day of the Calendar Quarter in which the royalties and other amounts accrue. NaPro shall make all such payments to the University of Delaware, who shall be responsible for distributing such payments to the other Institutions. Payments shall be deemed paid as of the day on which they are received by the University of Delaware.

         4.5 Reports. Licensee shall deliver to the University of Delaware within thirty (30) days after the end of each Calendar Quarter following commercial sale of a Product a report setting forth in reasonable detail the calculation of the royalties and other amounts payable to the Institutions for such Calendar Quarter pursuant to this Article 4, including, without limitation, the Products sold in each country during such Calendar Quarter, the gross sales price and Net Sales Price thereof, and, within sixty (60) days after the end of each Calendar Quarter, similar reports containing corresponding information relating to royalties payable due to sales by permitted sublicensees.

         4.6  Currency, Place of Payment, Interest.

                  (a) All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments to the University under this Agreement shall be made in United States dollars (or other legal currency of the United States), as directed by the University of Delaware, by check payable to The University of Delaware at the address set forth in section 11.5, or by wire transfer to such account as the University of Delaware may designate from time to time.

                  (b) If Licensee receives revenues from sales of Products in a currency other than United States dollars, royalties shall be converted into United States dollars at the applicable conversion rate for the foreign currency as published in the "Exchange Rates" table in the eastern edition of The Wall Street Journal as of the last date of the Calendar Quarter.


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


                  (c) Amounts that are not paid when due shall accrue interest-from the due date until paid, at a rate equal to the "Prime Rate" as published in the "Money Rates" table in the eastern edition of The Wall Street Journal as of the due date.

         4.7 Records. Licensee will maintain complete and accurate books and records which enable the royalties payable hereunder to be verified. The records for each Calendar Quarter shall be maintained for one year after the submission of each report under Article 4.7 hereof. Upon reasonable prior notice to Licensee, the Institutions" accountants shall have access to the books and records of Licensee to conduct a review or audit thereof. Such access shall be available not more than once each calendar year, during normal business hours. Such audit shall be at the Institution"s expense, except if such audit uncovers an underpayment of 5% or more of amounts owed to Institutions, in which case Licensee shall bear the costs of such audit.

         4.8 Third Party Technology. If Licensee or any sublicensee is required to obtain a license to third party technology in order to sell any Product,
[THIS PORTION HAS BEEN REDACTED].

         4.9 Milestone Payments.   [THIS PORTION HAS BEEN REDACTED].

         4.10 Reimbursement of past patent expenses. Within 30 days of delivery to NaPro of documentation setting forth the Institution's legal fees paid in connection with preparation and prosecution of the patent applications set forth on Exhibit A, NaPro shall pay to the University of Delaware an amount equal to the legal fees paid, provided, however that NaPro shall not be required to pay in excess of $25,000 in connection with the paragraph 4.10.


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         4.11 Piggyback Registration Rights. In connection with the one hundred thousand (100,000) shares of NaPro Common Stock which are granted pursuant to paragraph 4.1 and which are vested immediately upon execution of this Agreement, NaPro shall use its reasonable best efforts to include such shares in any registration of NaPro Common Stock which NaPro may undertake, and thereby to cause those 100,000 shares to be registered under the Securities Act and registered or qualified under any state securities law provided, however, that this obligation shall not apply to any registration (a) on: Form S-8 (or any successor form); (b) in connection with dividend reinvestment plans or rights offering, or (c) for the purpose of offering registered securities to another business entity or the shareholders of such entity in connection with the acquisition of assets or capital stock of such entity or in connection with a merger, consolidation, combination or similar transaction with such entity.

                                    ARTICLE 5
                         CERTAIN OBLIGATIONS OF LICENSEE

         5.1      Licensee Efforts; Reporting, Milestone payments.

                  (1) Licensee shall use its diligent, commercially reasonable efforts to develop for commercial use and to market Products as soon as practicable, and to continue to market Products as long as commercially viable, all as is consistent with sound and reasonable business practice.

                  (2) Licensee shall provide the University of Delaware once per Calendar year on December 1 with written reports, setting forth the progress of the development, evaluation, testing and commercialization of Products. Licensee also shall notify the University of Delaware within thirty (30) days of the end of the first quarter in which the first commercial sale of a Product occurs.

                  (3) Should NaPro fail to commercialize the Licensed Technology such that royalties [THIS PORTION HAS BEEN REDACTED] of execution of this Agreement, or if NaPro fails to commercialize the Licensed Technology such that royalties for the field of human pharmaceutical use are not earned and paid to the Institutions pursuant to paragraph 4.2 within [THIS PORTION HAS BEEN REDACTED] of execution of this Agreement, then a rebuttable presumption shall be established that NaPro has failed to perform under its obligation of diligence set forth in subparagraph 5.1(1) above. In such event, the University of Delaware may terminate the licenses granted herein for the fields in question, provided that the issue of NaPro"s diligence shall be subject to arbitration as set forth in paragraph 11.1, and termination shall not be effective unless and until NaPro has been found in such arbitration proceedings to have failed to perform under its obligation of diligence set forth in subparagraph 5.1(1) above.


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


         5.2 Compliance With Laws. Licensee shall use its best efforts to comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing and import or export of Products. Without limiting the foregoing, Licensee acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to specified countries. Licensee will comply with all United States laws and regulations controlling the export of commodities and technical data.

         5.3 Government Approvals. Licensee will be responsible for obtaining, at its cost and expense, all governmental approvals required to commercially market Products.
                                   ARTICLE VI

                         WARRANTIES AND REPRESENTATIONS

         6.1 Representations and Warranties of the Institutions. The Institutions represent and warrant to Licensee that: (a) this Agreement, when executed and delivered by them, will be the legal, valid and binding obligation of the Institutions, enforceable against them in accordance with its terms; (b) to the best of their knowledge, the Institutions are the sole owner of all right, title and interest in and to the Licensed Technology, and no other person has any right or interest in any of the Licensed Technology; (c) no Institution has any notice or knowledge that the Licensed Technology infringes the proprietary rights of any third party; (d) to the best of their knowledge, the research which led to the conception and/or reduction to practice of any of the inventions comprising the Licensed Technology was conducted solely by employees of the Institutions acting within the scope of their employment, and such employees have assigned all rights and interests to such inventions to the Institutions; (e) to the best of their knowledge, none of the funding for the research which led to the conception and/or reduction to practice of any of the inventions comprising the Licensed Technology was provided by Kimeragen; and (f) to the best of their knowledge, the inventions disclosed in patent applications included in the Licensed Technology have not been publicly used, offered for sale, or disclosed in a printed publication by employees of the Institutions prior to the filing of the relevant applications for the Patents.

         6.2 Representations and Warranties of Licensee. Licensee represents and warrants to the Institutions as follows:

                  (a) Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute, deliver and perform this Agreement;

                  (b) this Agreement, when executed and delivered by Licensee, will be the legal, valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms; and


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                  (c) the execution, delivery and performance of this Agreement by Licensee does not conflict with, or constitute a breach or default under, (i) the charter documents of Licensee, (ii) any law, order, judgment or governmental rule or regulation applicable to Licensee, or (iii) any provision of any agreement, contract, commitment or instrument to which Licensee is a party; and the execution, delivery and performance of this Agreement by Licensee does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority.

                                    ARTICLE 7
                                 INDEMNIFICATION

         7.1 Licensee Indemnification. Licensee will indemnify and hold harmless the Institutions, their trustees, officers, agents and employees (collectively, the "Indemnified Parties"), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties which results from or arises out of (individually, a "Liability" and collectively, the "Liabilities"):

                  (a) breach by Licensee of any representation, warranty, covenant, or agreement contained in this Agreement;

                  (b) the development, use, manufacture, promotion, sale, distribution or other disposition of any Products by Licensee, its Affiliates, assignees, vendors or other third parties, for personal injury, including death, arising from any of the foregoing. Licensee will indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

                  (i) any product liability or other claim of any kind related to the use by a third party of a Product that was manufactured, sold, distributed or otherwise disposed by Licensee, its Affiliates, assignees, vendors or other third parties;

                  (ii) clinical trials or studies conducted by or on behalf of Licensee relating to any Products, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study, any claim arising from the procedures specified in any protocol used in any such clinical trial or study, any claim of deviation, authorized or unauthorized, from the protocols of any such clinical trial or study, any claim resulting from or arising out of the manufacture or quality control by a third party of any substance administered in any clinical trial or study; and

                  (iii) Licensee's failure to comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing and import or export of Products.

         7.2 Institutional Indemnification. The Institutions indemnify and hold harmless the Licensee, their trustees, officers, agents and employees (collectively, the "Indemnified Parties"), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties which results from or arises out of (individually, a "Liability" and collectively, the "Liabilities") breach by any of the Institutions of any covenant, representation, warranty, or agreement contained in this Agreement.


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         7.3 Procedures. The Indemnified Party shall promptly notify Licensee of any claim or action giving rise to a Liability subject to the provisions of
Article 7. Licensee shall have the right to defend any such claim or action brought by a third party set forth in 7.1, at its cost and expense. The indemnification rights of the University or other Indemnified Party contained herein are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise.
         7.4 Product Liability Insurance. Beginning with the commencement of human clinical trials or agricultural field testing of any Product and continuing for a period of time after Licensee ceases manufacturing and marketing Products that is reasonable based upon industry standards, Licensee shall maintain general liability and product liability insurance that is reasonable based upon industry standards, but not less than [THIS PORTION HAS BEEN REDACTED] The insurance amounts specified herein shall not be deemed a limitation on Licensee's indemnification liability under this Agreement.
Licensee shall provide the Institutions with copies of such policies, upon request of the Institutions. Licensee shall notify the Institutions at least ten
(10)days prior to cancellation of any such coverage.

                                    ARTICLE 8
                            PATENTS AND INFRINGEMENT

         8.1  Prosecution of Patents.

                  (a) The Licensee shall be responsible for and shall control the preparation, prosecution and maintenance of the Patents and any other rights included in the Licensed Technology and shall diligently prosecute and maintain such Patents and rights. The Licensee shall keep the University of Delaware reasonably informed of all such activity and shall make all documents relating to the Patents available for the University of Delaware"s inspection. Licensee shall pay all costs associated with patent prosecution.

                  (b) Licensee shall determine the countries where the Patents will be prosecuted and maintained. If Licensee elects not to prosecute (and pay for) any patent application in any jurisdiction, the University of Delaware may do so at its cost and expense and any patent resulting from such application shall be excluded from the rights granted to Licensee by this Agreement, unless Licensee elects, within thirty days of notice from University of the issuance of such patent, to pay five times University of Delaware"s expenses incurred in the prosecution of such patent.

                  (c) If the Licensee elects not to maintain any issued Patent it shall notify the University of Delaware at least 30 days prior to the taking, or not taking, of any action which would result in abandonment, withdrawal or lapse of such patent. The respective Institution that owns such patent shall then have the right to maintain the patent at its own expense, and such patent shall be excluded from the rights granted to Licensee by this Agreement.


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                  (d) Each party shall cooperate with the other party to execute all lawful papers and instruments and to make all rightful oaths and declarations as may be necessary in the preparation and prosecution of all such patents and other applications and protections referred to in this Article 8.1.

         8.2  Infringement by Third Party.

                  (a) Each party will promptly notify the other party of any infringement or possible infringement of any of the Patents or other Licensed Technology. Licensee shall have the right, but not the obligation, to prosecute such infringement at its own expense. In such event, the Institutions shall cooperate with Licensee, at Institutions" expense. Licensee shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on the Institutions or grants any rights to the Licensed Technology which are inconsistent with the obligations of Licensee pursuant to this Agreement, without the University of Delaware's written consent.

                  (b) If Licensee fails to prosecute or chooses not to prosecute such infringement within one hundred and twenty (120) days after receiving notice thereof, the University of Delaware shall have the right, but not the obligation, to prosecute such infringement at its own expense. In such event, Licensee shall cooperate with the University of Delaware, at the Licensee"s expense.

                  (c) Any recovery obtained by the prosecuting party as a result of such proceeding, by settlement or otherwise, shall be applied [THIS PORTION HAS BEEN REDACTED].

                                    ARTICLE 9
                                 CONFIDENTIALITY

         9.1  Confidentiality.

                  (a) Both parties shall maintain in confidence and shall not disclose to any third party the Confidential Information received pursuant to this Agreement, without the prior written consent of the disclosing party except that the Confidential Information may be disclosed by either party only to those third parties (x) who have a need to know the information in connection with the exercise by either party of its rights under this Agreement and who agreed in writing to keep the information confidential to the same extent as is required of the parties under this Article 9.1, or (y) to whom either party is legally obligated to disclose the information. The foregoing obligation shall not apply to information which:


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                  (i) is, at the time of disclosure, publicly known or available to the public, provided that Information will not be deemed to be within the public domain merely because individual parts of such Information are found separately within the public domain, but only if all the material features comprising such Information are found in combination in the public domain;

                  (ii) is known to recipient at the time of disclosure of such Confidential Information provided that recipient promptly notifies disclosing party in writing of this prior knowledge within thirty (30) days of receipt;

                  (iii) is hereafter furnished to recipient by a third party, as a matter of right and without restriction on disclosure, provided that recipient promptly notifies disclosing party in writing of this third party disclosure after receipt thereof;

                  (iv)  is made public by disclosing party;

                  (v)   is disclosed with the written approval of either party;

                  (vi) is the subject of a legally binding court order compelling disclosure, provided that recipient must give disclosing party notice of any request for disclosure pursuant to any legal proceeding, within two (2) days of receipt of such request by recipient, and recipient must cooperate with disclosing party in obtaining appropriate protective orders to preserve the confidentiality of the Confidential Information.

                  (b) The receiving party will take all reasonable steps to protect the Confidential Information of the disclosing party with the same degree of care the respective parties use to protect their own confidential or proprietary information. Without limiting the foregoing, both parties shall ensure that all of its employees or appropriate third parties having access to the Confidential Information of the disclosing party are obligated in writing to keep such information confidential to the same extent as is required of the respective parties under this Article 9.1.

                  (c) The receiving party shall not disclose the information provided by the disclosing party to anyone other than those employees of the receiving party or appropriate third parties who have a need to know the information in connection with the exercise of the rights or performance of obligations of the receiving party pursuant to this Agreement, or as otherwise required by law, provided that the receiving party shall take steps to preserve the confidentiality of such information to the extent allowed by law.


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


         9.2  Publication

                  (a) Except as permitted in paragraph 2.4, should any of the Institutions desire to disclose publicly, in writing or by oral presentation, Confidential Information related to the Licensed Technology, the appropriate Institution shall notify Licensee in writing of its intention at least ninety
(90) days before such disclosure. The notice shall include a description of the oral presentation or, in the case of a manuscript or other proposed written disclosure, a current draft of such written disclosure. Licensee may request the Institution, no later than ninety(90)days following the receipt of the Institution's notice, to file a patent application, copyright or other filing related to such Invention. All such filings shall be subject to the provisions of Article 8.1 of this Agreement. Upon receipt of such request, the Institution shall arrange for a delay in publication, to permit filing of a patent or other application by the Licensee. Should Licensee reasonably determine that more than ninety (90) days is required in order to file any such patent information (including additional time required to perform additional research required for adequate patent disclosure), or, if Licensee reasonably determines that such Confidential Information cannot be adequately protected through patenting and such Confidential Information has commercial value as a trade secret, then publication or disclosure shall be postponed until such time such Confidential Information can be adequately protected.

         9.3 Use of Name. Neither Licensee nor any Institution shall directly or indirectly use the other party's name, or the name of any trustee, officer or employee thereof, without that party's prior written consent, or disclose the terms of this Agreement to third parties except that the Licensee may disclose this Agreement to potential sublicensees or other appropriate third parties under obligations of confidentiality, and may disclose an accurate description of the terms of this Agreement to the extent required under federal or state securities laws. The Institutions may make such disclosures as are required by tax, grant administration, or other disclosure laws, provided that they shall take steps to preserve the confidentiality of such information to the extent allowed by law. Upon execution of this Agreement, and from time to time thereafter, NaPro may issue press releases or other disclosure which identify the Institutions as the licensors of the Licensed technology.



                                   ARTICLE 10
                              TERM AND TERMINATION

         10.1 Term. This Agreement and the licenses granted herein shall commence on the Effective Date and shall continue, subject to earlier termination under Articles 10.2 or 10.3 hereof, until the later of twenty years or the expiration of the last to expire of the Patents, whichever is later.


         10.2  Termination by the University.

                  (a) Upon the occurrence of any of the events set forth below ("Events of Default"), the University of Delaware shall have the right to terminate this Agreement in the following instances:

                  (i) nonpayment of any amount payable that is continuing sixty
(60) calendar days after the University of Delaware gives Licensee written notice of such nonpayment;

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                  (ii) material breach by Licensee of any material obligation, covenant, representation, or warranty contained in this Agreement that is continuing sixty(60) calendar days after the University of Delaware gives Licensee written notice of such breach;

                  (iii) Licensee becomes subject to a Bankruptcy Event;

                  (iv) the dissolution or cessation of operations by Licensee;

         10.3  Termination by Licensee.

                  (a) Licensee shall have the right to terminate this Agreement, at any time and with or without cause, upon ninety (90) days' written notice to the University.

         10.4 Rights and Duties Upon Termination. Within thirty (30) days after termination of this Agreement, each party shall return to the other party any Confidential Information of the other party. Licensee also shall return all Licensed Technology which is embodied in physical form to the University promptly upon the termination of this Agreement. In the case of expiration of this Agreement pursuant to Article 10.1, or termination of the royalty obligation pursuant to Article 10.3(b), Licensee shall not be required to return Confidential Information or Licensed Technology (whether or not embodied in physical form) to the University.

         10.5 Provisions Surviving Termination. Licensee's obligation to pay any royalties accrued but unpaid prior to termination of this Agreement shall survive such termination. In addition, Articles 2.3, 9.1, 9.3, 9.4, 10.1, 10.4 and Articles 6 and 7 and any other provisions required to interpret the rights and obligations of the parties arising prior to the termination date shall survive expiration or termination of this Agreement.

         10.6 Research Funding. If Licensee terminates this Agreement pursuant to paragraph 10.3(a), Licensee"s obligations (if any) to fund the Research Project shall continue according to the terms set forth in Exhibit B for the remainder of the calendar year in which the termination is effective.

                                   ARTICLE 11
                              ADDITIONAL PROVISIONS

         11.1  Arbitration.


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                  (a) All disputes arising between the Institutions and Licensee
(including, without limitation, the ability to terminate this Agreement pursuant to paragraph 10.2 or terminate the payment obligations pursuant to paragraph 10.3(b)) shall be settled by arbitration conducted in the English language by three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties will cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable. Any arbitration proceeding instituted by either party under this Agreement shall be brought in New York City.

                  (b) Any award rendered by the arbitrators shall be final and binding upon the parties hereto. Judgment upon the award may be entered in any court of record of competent jurisdiction. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared unless the arbitrators assess as part of their award all or any part of the arbitration expenses of one party (including reasonable attorneys, fees) against the other party.

                  (c) The parties irrevocably and unconditionally consent to the jurisdiction of any such proceeding and waive any objection that they may have to personal jurisdiction or the laying of venue in any such proceeding.

                  (d) In the event of breach or imminent breach of this Agreement by any party which may lead to irreparable harm if not immediately rectified, the party which may be harmed may apply for preliminary injunctive relief of any court of competent jurisdiction, provided that any such preliminary relief so granted shall be subject to final review and modification in the arbitration proceeding as set forth above.

         11.2 Assignment. No rights hereunder may be assigned by the Licensee, directly or by merger, or other operation of law, without the express written consent of the University of Delaware except for: (i) an assignment in connection with the sale or transfer of all or substantially all of the Licensee's assets which relate to the Licensed Technology provided that the buyer or transferee is at least as financially stable as Licensee and following the sale or transfer would be as capable of performing its obligations under this Agreement as Licensee would be; or (ii) an assignment of a security interest in this Agreement as a part of a security interest in all or substantially all of the Licensee's assets which relate to the Licensed Technology. Any prohibited assignment of this Agreement on the rights hereunder shall be null and void. No assignment shall relieve Licensee of responsibility for the performance of any accrued obligations which it has prior to such assignment. This Agreement shall inure to the benefit of permitted assigns of Licensee.

         11.3 No Waiver. A waiver by either party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.


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         11.4 Independent Contractor. Nothing herein shall be deemed to establish a relationship of principal and agent between the University and Licensee, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as constituting the University and Licensee as partners, or as creating any other form of legal association or arrangement which could impose liability upon one party for the act or failure to act of the other party. No employees or staff of University shall be entitled to any benefits applicable to employees of Licensee. Neither party shall be bound by the acts or conduct of the other party.

         11.5 Notices. Any notice under this Agreement shall be sufficiently given if sent in writing by prepaid, first class, certified or registered mail, return receipt requested, addressed as follows:

                  If to Delaware, to:

                           Vice Provost for Research
                           University of Delaware
                           210 Hullihen Hall
                           Newark, DE 19716

                  if to Licensee, to:

                           NaPro BioTherapeutics Inc.
                           6304 Spine Road
                           Unit A
                           Boulder, CO 80301
                           Attention: Kai Larson
                            Vice President, General Counsel

or to such other addresses as may be designated from time to time by notice given in accordance with the terms of this Article.

         11.6 Entire Agreement. This Agreement embodies the entire understanding between the parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral. This Agreement may not be modified or varied except by a written document signed by duly authorized representatives of both parties.

         11.7 Separability. In the event that any provision of this Agreement shall be held to be unenforceable, invalid or in contravention of applicable law, such provision shall be of no effect, the remaining portions of this Agreement shall continue in full force and effect, and the parties shall negotiate in good faith to replace such provision with a provision which effects to the extent possible the original intent of such provision.

         11.8 Force Majure In the event that either Party"s performance of its obligations under this Agreement shall be prevented by any cause beyond its reasonable control, including without limitation acts of God, acts of government, shortage of material, accident, fire, delay or other disaster, provided that the effected Party shall have used its reasonable best efforts to avoid or remove the cause of such nonperformance and to minimize the duration and negative affect of such nonperformance, then such effected Party"s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence. The affected Party shall continue performance under this Agreement using its best efforts as soon as such cause is removed.

         11.9 Headings. Any headings and captions used in this Agreement are for convenience of reference only and shall not affect its construction or interpretation.

         11.10 No Third Party Benefits. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

         11.11 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, excluding such state"s rules relating to conflicts of laws, and its form, execution, validity, construction and effect shall be determined in accordance with such internal laws.

         11.12 Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this License Agreement as of the date first above written.

University of Delaware
By:
    /s/ T.W. Fraser Russell

Thomas Jefferson University
By:
    /s/ Jussi J. Saukkonen


NAPRO BIOTHERAPEUTICS INC.
By:      /s/ Kai P. Larson
   -------------------------------
        Kai P. Larson
        Vice President, General Counsel